UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2004

MARSHALL & ILSLEY CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-15403	39-0968604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 North Water Street Milwaukee, Wisconsin	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414) 765-7801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement.

On October 18, 2004, Marshall & Ilsley Corporation (“M&I”) entered into a Change of Control Agreement (the “Agreement”) with Senior Vice President and Chief Financial Officer John M. Presley.  A description of the material terms and conditions of the Agreement is set forth in Item 5.02 hereof and incorporated in this Item 1.01 by reference.

A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 26, 2004, M&I issued a press release announcing the appointment of John M. Presley as its Senior Vice President and Chief Financial Officer.  The announcement was reported in M&I’s Current Report on Form 8-K filed on August 26, 2004.  On October 18, 2004, M&I and Mr. Presley entered into the Agreement, a description of the material terms and conditions of which is set forth below.

The Agreement guarantees Mr. Presley specific payments and benefits upon a termination of his employment as a result of a change of control of M&I.  If a change of control occurs, the contract becomes effective and continues for a term of three years.  The employment term renews on a daily basis until M&I gives notice to terminate the daily renewal.

The Agreement provides for specified benefits after a change of control if Mr. Presley voluntarily terminates for “good reason” or is involuntarily terminated other than for “cause” (as such terms are defined in the Agreement).  In addition, at the end of six months after a change of control, Mr. Presley may terminate employment for any reason and is entitled to receive full benefits.  Upon a termination, Mr. Presley is entitled to (a) a lump sum payment equal to three times the sum of his current base salary plus the higher of his bonus for the last year or his average bonus for the past three years, (b) a proportionate amount of any unpaid bonus deemed earned for the year of termination, (c) a lump sum payment equal to the retirement benefits lost as a result of not having been employed for the remaining contract term, (d) health and other benefits for the remaining contract term, and (e) payments for certain other fringe benefits.  In the event of a termination of employment as a result of his death, Mr. Presley’s beneficiary is entitled to six months of his base salary.  No additional benefits are guaranteed under the contract upon Mr. Presley’s disability or termination of employment by M&I for cause.

The Agreement further provides that upon a change of control most restrictions limiting the exercise, transferability or other incidents of ownership of any outstanding award, restricted stock, options, stock appreciation rights, or other property rights of M&I granted to Mr. Presley will lapse, and such awards will become fully vested, except in certain circumstances.  In addition, the Agreement provides that, upon certain events following a change of control, Mr. Presley’s options will remain exercisable for the lesser of (a) the remainder of their respective terms or (b) one year after Mr. Presley’s death.

The Agreement also provides for “gross-up” payments in the event payments to Mr. Presley under the Agreement are subject to the excise tax (the “Excise Tax”) provided for under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar federal, state or local tax which may be imposed, in an amount such that the net amount retained by Mr. Presley, after deduction of any Excise Tax on the payments and any federal, state and local income tax and Excise Tax on the gross-up payment, will be equal to the payments then due.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Change of Control Agreement by and between M&I and John M. Presley, dated as of October 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2004	MARSHALL & ILSLEY CORPORATION

By: /s/ Randall J. Erickson
Randall J. Erickson Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Change of Control Agreement by and between M&I and John M. Presley, dated as of October 18, 2004.